FOR IMMEDIATE RELEASE	August 6, 2009
	Contact:	Susan Jordan
732-577-9997

UMH PROPERTIES, INC. REPORTS SECOND QUARTER EARNINGS

FREEHOLD, NEW JERSEY, August 6, 2009.........………UMH Properties, Inc. (NYSE Amex:UMH) reported that funds from operations (FFO), excluding non-cash impairment charges and other losses on securities transactions, amounted to $4,604,000 or $.41 per share for the six months ended June 30, 2009, as compared to $3,814,000 or $.35 per share for the six months ended June 30, 2008.  Net income amounted to $1,179,000 or $.11 per share for the three months ended June 30, 2009, as compared to $1,511,000 or $.14 per share for the three months ended June 30, 2008.  Net income amounted to $80,000 or $.01 per share for the six months ended June 30, 2009, as compared to $1,206,000 or $.11 per share for the six months ended June 30, 2008.  Net cash provided by operating activities for the six months ended June 30, 2009 was $6,844,000 as compared to $5,044,000 for the six months ended June 30, 2008.

A summary of significant financial information for the three and six months ended June 30, 2009 and 2008 is as follows:

For the Three Months Ended

	6/30/09	6/30/08

Total Revenues	$9,169,000	$10,459,000
Total Expenses	$7,980,000	$8,973,000
Net Income	$1,179,000	$1,511,000
Net Income per Share	$.11	$.14
FFO (1)	$2,210,000	$2,504,000
FFO per Share (1)	$.20	$.23
Weighted Average Shares Outstanding	11,220,000	10,856,000

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  For the Six Months Ended

	6/30/09	6/30/08

Total Revenues	$15,575,000	$18,775,000
Total Expenses	$15,474,000	$17,589,000
Net Income	$80,000	$1,206,000
Net Income per Share	$.01	$.11
FFO (1)	$2,154,000	$3,218,000
FFO per Share (1)	$.19	$.30
Weighted Average Shares Outstanding	11,138,000	10,812,000

 (1)  Non-GAAP Information:  Funds from Operations (FFO) is defined as net income excluding gains (or losses) from sales of depreciable assets, plus depreciation.  FFO per share is defined as FFO divided by the weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trust (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost bases.  The items excluded from FFO and FFO per share are significant components in understanding and assessing the Company’s financial performance.  FFO and FFO per share (1) do not represent cash flow from operations as defined by generally accepted accounting principles; (2) should not be considered as alternatives to net income or net income per share as measures of operating performance or to cash flows from operating, investing and financing activities; and (3) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO for the three and six months ended June 30, 2009 and 2008 is calculated as follows:

	Three Months		Six Months
	6/30/09	6/30/08	6/30/09	6/30/08

Net Income	$1,179,000	$1,511,000	$80,000	$1,206,000
Loss (Gain) on Sales of Depreciable Assets	10,000	(25,000)	22,000	(20,000)
Depreciation Expense	1,021,000	1,018,000	2,052,000	2,032,000

FFO	$2,210,000	$2,504,000	$2,154,000	$3,218,000

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The following are the cash flows provided (used) by operating, investing and financing activities for the six months ended June 30, 2009 and 2008:

	2009	2008

Operating Activities	$6,844,000	$5,044,000
Investing Activities	(4,467,000)	(7,977,000)
Financing Activities	(350,000)	3,175,000

Samuel A. Landy, President, stated, “UMH has continued to perform and deliver reliable earnings despite the challenging economy. Our adjusted FFO increased 17% from $.35 per share for the six months ended June 30, 2008 to $.41 per share for the six months ended June 30, 2009. Income from community operations increased 12% from $6,038,000 for the six months ended June 30, 2008 to $6,738,000 for the six months ended June 30, 2009.  Occupancy has remained relatively stable at approximately 80%.  The Company has been increasing rental rates and focusing on reducing costs.  Cash provided from operating activities increased 36% from $5,044,000 for the six months ended June 30, 2008 to $6,844,000 for the six months ended June 30 2009. Our balance sheet remains strong.  We have approximately $5 million in cash, over $23 million in REIT securities subject to margin and bank loans of $7 million, and a low leverage ratio.  The fair value of our securities portfolio increased by $600,000 over the quarter and has continued to grow through July. Our current earnings projections reflect favorably on the coverage for our dividend. Lenders are no longer enabling borrowers to purchase more housing than they can afford. We are hopeful that we will regain occupancy that was lost as a result of the subprime housing debacle. Reduced competition coupled with an improving economy can result in improved operations in the future.”

UMH, a publicly-owned REIT, owns and operates twenty-eight manufactured home communities located in New Jersey, New York, Pennsylvania, Ohio and Tennessee.  In addition, the Company owns a portfolio of REIT securities.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. Factors and risks that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

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